Exhibit 10.1
AMENDED AND RESTATED ASSURANT, INC.
EXECUTIVE SHORT TERM INCENTIVE PLAN
SECTION 1.    Purpose, Definitions
1.1Purpose. The purpose of this Amended and Restated Assurant, Inc. Executive Short Term Incentive Plan (“Plan”) is to advance the interests of the Company and its stockholders in attracting, retaining, and motivating executive officers by providing financial rewards based on achievement of certain performance goals established for each Performance Period beginning with the Company’s fiscal year 2008. This Plan was amended and restated by the Committee effective as of February 9, 2026.
1.2Definitions. Whenever used in the Plan, the following capitalized terms have the meanings set forth below. Capitalized terms used in the Plan but not defined in this Plan below shall have the meanings set forth in the Amended and Restated Assurant, Inc. 2017 Long Term Equity Incentive Plan, as may be amended from time to time (the “ALTEIP”).
(a)“Act” means the Securities Exchange Act of 1934, as amended, and any regulations promulgated thereunder.
(b)“Administrator” means the Committee or such delegates as may be administering the Plan in accordance with Section 2 of the Plan and Applicable Law.
(c)“Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.
(d)“Applicable Law” shall have the meaning given to that term in the ALTEIP.
(e)“Assurant Group” means the Company, its Affiliates, and any successors thereto.
(f)“Award” means the cash bonus opportunity granted to a Participant under the Plan.
(g)“Beneficiary” means the Participant’s surviving spouse or, if none, the Participant’s surviving descendants (who shall take per stirpes) and, if there are no surviving descendants, the Beneficiary shall be the Participant’s estate.
(h)“Board” means the Board of Directors of the Company.
(i)“Change in Control” shall have the meaning given to that term in the ALTEIP.
(j)“Code” means the Internal Revenue Code of 1986, as amended, and any regulations and rulings of general applicability issued thereunder.
(k)“Committee” shall have the meaning given to that term in the ALTEIP.
(l)“Company” means Assurant, Inc., a Delaware corporation, or any successor thereto.

(m)“Competitor” means, unless the Administrator determines otherwise, any person or business that competes with the products or services provided by a member of the Assurant Group for which participant had business responsibilities within 24 months prior to a termination of employment or about which participant obtained Confidential Information.
(n)“Competitor Conduct” means, unless the Administrator determines otherwise, accepting employment with, or directly or indirectly providing services to, a Competitor. If participant has a termination of employment and participant’s responsibilities to the Assurant Group were limited to a specific territory or territories during the 24 months prior to the termination of employment, then Competitor Conduct will be limited to that specific territory or territories within or outside of the United States.
(o)“Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (i) is disclosed to participant or of which participant becomes aware as a consequence of participant’s employment with the Company; (ii) has a value to the Company monetarily or otherwise; and (iii) is not generally known outside of the Company.
(p)“Disability” shall have the meaning given to that term in the ALTEIP.
(q)“Eligible Employee” means a regular, active employee of the Company or any Subsidiary, or a prospective employee of the Company or any Subsidiary, who is expected to be among the members of the Management Committee and officers of the Company who are subject to Section 16 of the Act, as amended from time to time, as of the last day of a given Performance Period.
(r)“Individual Agreement” means an employment, severance, change in control severance, or similar agreement between a Participant and the Company or between the Participant and any of the Company’s Subsidiaries or Affiliates. For purposes of this Plan, an Individual Agreement shall be considered “operative” during its term; provided that an Individual Agreement under which severance or other substantive protections, compensation and/or benefits are provided only following a change in control or termination of employment in anticipation of a change in control shall not be considered “operative” until the occurrence of a change in control or termination of employment in anticipation of a change in control, as applicable.
(s)“Management Committee” means the management committee of the Company.
(t)“Misconduct” means unless the Administrator determines otherwise:
(1)disclosing or using any of the Assurant Group’s Confidential Information without proper authorization from the Assurant Group or in any capacity other than as necessary for the performance of participant’s assigned duties for the Assurant Group;
(2)violation of the Code of Ethics or any successor code of conduct or other applicable Assurant Group policies, including but not limited to conduct which would constitute a breach of any representation or certificate of compliance signed by Participant;
(3)fraud, gross negligence or willful misconduct by participant, including but not limited to fraud, gross negligence or willful misconduct causing or contributing to an error resulting in a restatement of the financial statements of any member of the Assurant Group;

(4)directly or indirectly soliciting or recruiting for employment or contract work on behalf of a person or entity other than a member of the Assurant Group, any person who is an employee, representative, officer or director in the Assurant Group or who held one or more of those positions at any time within the 12 months prior to Participant’s termination of employment;
(5)directly or indirectly inducing, encouraging or causing an employee of the Assurant Group to terminate their employment or a contract worker to terminate their contract with a member of the Assurant Group;
(6)any action by participant and/or their representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Assurant Group and any of its customers, prospective customers, vendors, suppliers or employees known to Participant; or
(7)breaching any provision of any employment or severance agreement with a member of the Assurant Group.
(u)“Participant” means an Eligible Employee participating in the Plan for a given Performance Period.
(v)“Performance Goal” means the targeted levels of achievement using one or more of the measures determined by the Committee, in its sole discretion, to be applicable to a Participant during a Performance Period.
(w)“Performance Period” means the Company’s fiscal year, or such other period as the Committee shall establish, from time to time, in its sole discretion.
“Retirement” means, unless the Administrator determines otherwise or as required by local law outside the United States, termination of employment (other than by reason of death or disability and other than in the event of Termination for Cause) from the Company and its Affiliates from either (i) attaining age fifty-five (55) and completing at least ten (10) years of Continuous Service with the Company and its Affiliates or (ii) attaining age sixty-five (65) and competing at least three (3) years of Continuous Service with the Company and its Affiliates.
(x)“Subsidiary” means any corporation, limited liability company, partnership, or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.
(y)“Termination of Service” shall have the meaning given to that term in the ALTEIP.
(z)“Termination for Cause” means termination of employment from the Company and its Affiliates on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any Affiliate, or the intentional violation of the written policies or procedures of the Company; provided that for a Participant who is eligible for severance benefits under the Assurant, Inc. Severance Pay Plan or is party to an individual severance or employment agreement defining Termination for Cause, “Termination for Cause” has the meaning set forth in such plan or agreement. For purposes of this Plan, a Participant’s termination of employment will be deemed to be a

Termination for Cause if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a Termination for Cause.
SECTION 2.    Administration
2.1.    General. The Plan shall be administered by the Administrator. The Administrator shall have exclusive and final authority, discretion, and power, subject to the terms of the Plan, to:
(a)Determine the Eligible Employees who will be Participants in the Plan and to whom Awards may from time to time be granted;
(b)Determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;
(c)Interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto); and
(d)Otherwise administer the Plan.
2.2.    Procedures. The Committee may, unless otherwise prohibited by Applicable Law, allocate all or any portion of its responsibilities and powers to any one or more of its members as Administrator and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Without limiting the generality of the foregoing, the Committee may not delegate its powers and responsibilities to (a) determine Participants, (b) establish Performance Periods, (c) make discretionary adjustments, and (d) certify enterprise performance metrics.
2.3.    Discretion; Decisions Binding. Any determination made pursuant to the Plan by the Administrator with respect to any Award shall be made in the sole discretion of the Administrator. All decisions made by the Administrator pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Employees.
2.4.    Expenses. All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company.
SECTION 3.    Award Terms
3.1.    Discretionary Adjustment. The Committee may determine in its sole discretion that for any Performance Period, the total aggregate Awards or any individual Award actually paid shall be based on such factors as it determines to be appropriate.
3.2.    Certification. Following the close of each Performance Period and prior to payment of any Awards for that Performance Period, the Committee will certify the applicable enterprise performance metrics achieved for that Performance Period.
3.3.    Determination of Award and Timing of Payment. Payment of each Award will be made as soon as practicable after the Committee has completed the certification required by Section 3.2 for the applicable Performance Period and determined the actual amount to be paid pursuant the Award, but in no event shall payment occur later than the 15th day of the third calendar month after the end of the calendar year in which such Award first ceased to be subject to a substantial risk of forfeiture within the meaning of Section 409A of the Code and the treasury regulations thereunder, unless the Participant has made a valid and timely election to defer receipt of the Award in accordance with an applicable deferred compensation plan.
3.4.    Form of Payment. Each Award under the Plan shall be paid in cash or its equivalent. The Committee in its sole discretion may, however, determine that all or a portion of an Award shall be paid in stock, restricted stock, stock options, stock appreciation rights, or other stock based or stock denominated units, which shall be issued pursuant to the Company’s equity compensation plans in existence at the time the Award is certified.
3.5.    Recoupment. Each Participant who receives an Award under the Plan acknowledges that each Award is granted subject to the terms of this Section 3.5.
(a)Financial Restatements. The Plan will be administered in compliance with Section 10D of the Act, including Rule 10D-1 and Section 303A.14 of the New York Stock Exchange Listed Company Manual and the Assurant, Inc. Compensation Clawback Policy, as may be amended from time to time.
(b)Other Special Repayment and Forfeiture Events. If a Participant engages in Misconduct or Competitor Conduct, as determined by the Administrator, during employment or within 12 months after a termination of employment for any reason, then (i) the Participant forfeits any Award that has not yet been paid (including any amounts subject to elective or mandatory deferral) and (ii) the Participant will, within 30 days following written notice from the Company, pay to the Company in cash an amount equal to (A) the gross amount of any Award paid to the Participant at any time within the last 12 months before a termination of employment less (B) $1.00.
(c)Nothing in this Plan or otherwise limits a Participant’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”) regarding possible legal violations, without disclosure to the Company.  The Company may not retaliate against the Participant for any of these activities, and nothing in this Plan or otherwise requires the Participant to waive any monetary award or other payment that the Participant might become entitled to from the SEC or any other Government Agency.  Nothing in this Plan or otherwise requires a Participant to disclose any communications the Participant may have had or information the Participant may have provided to the SEC or any other Government Agencies regarding possible legal violations. Notwithstanding anything to the contrary in this Plan or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), a Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if a Participant files a lawsuit for retaliation by Company for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, if the Participant (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Plan or otherwise is intended to limit, nor does it limit, any applicable rights that a Participant may have under Section 7 of the National Labor Relations Act.

3.6.    Employment Requirement. Except as otherwise provided in Section 4, no Award shall be paid to any Participant who is not actively employed by the Company or an Affiliate on the last day of the Performance Period.
SECTION 4.    Terminations
4.1.    Discretion of Committee. Without limiting the generality of Section 3.1, a Participant who terminates employment with the Company for any reason during a Performance Period may, in the Committee’s discretion, receive an Award in such an amount as the Committee deems to be appropriate, generally pro-rated for time worked during the Performance Period. Pro-ration will not apply in the case of a termination on or after the last day of the Performance Period; however, the Award amount will still be such as the Committee deems to be appropriate. Awards payable for any reason other than Disability or death shall not be paid until the end of the Performance Period and the Committee’s certification as described in Section 3.2 and determination of the amount to be paid as described in Section 3.3. Awards payable in the event of death shall be paid to the Participant’s Beneficiary.
4.2.    Change in Control. Notwithstanding any other provision of the Plan to the contrary, upon a Change in Control:
(a)With respect to each Award that is then outstanding and unpaid, the Participant shall be paid an amount based on the level of achievement of the Performance Goals for the Award as determined by the Committee not later than the date of the Change in Control, taking into account performance through the latest date preceding the date of the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the Performance Period); and
(b)Such Awards shall be paid as soon as practicable after the amounts have been determined, but in any event no later than March 15 of the calendar year following the year in which the Change in Control took place, except to the extent that a Participant has made a valid and timely election to defer receipt of any Award in accordance with an applicable deferred compensation plan, in which case the terms of such election
(c)and such plan shall control.
SECTION 5.    Amendment
5.1.    Amendment of Plan. The Board or the Committee may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made by the Board or the Committee which would materially impair the rights of the Participant with respect to a previously granted Award, or any Award pursuant to Section 4.2, without such Participant’s consent, except such an amendment made to comply with Applicable Law, tax rules, stock exchange rules, or accounting rules.
SECTION 6. Miscellaneous
6.1.    Compliance with Legal Requirements. The Plan and the grant of Awards shall be subject to all Applicable Laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
6.2.    Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

6.3.    Withholding Taxes. The Company shall have the right to make payment of Awards net of any applicable federal, state and local taxes required to be withheld, or to require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.
6.4.    No Right to Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.
6.5.    No Right to Participate. No Eligible Employee shall have any right to be selected to participate in the Plan in any Performance Period.
6.6.    Nontransferability. No Award may be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of, including assignment pursuant to a domestic relations order, prior to certification of the Award. Each Award shall be paid during the Participant’s lifetime only to the Participant, or, if permissible under Applicable Law, to the Participant’s legal representatives. No Award shall, prior to receipt thereof by the Participant, be in any manner subject to the debts, contracts, liabilities, or torts of the Participant.
6.7.    Severability. If any provision of the Plan is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Plan under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to Applicable Laws; or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision will be stricken as to such jurisdiction, and the remainder of the PIan shall remain in full force and effect.
6.8.    No Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.
6.9.    Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries or Affiliates.
6.10.    Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
6.11.    Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity.
6.12.    Special Provisions Relating to Section 409A of the Code. Section 15.22 of the ALTEIP is hereby incorporated by reference, as applicable.
6.13.    Non-Exclusivity of Plan. Neither adoption of the Plan by the Board nor submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise.